Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 16, 2026
Registration Statement Nos. 333-281130 and
333-281130-05

Full Pricing Details $1,547.40mm (Offered) Ford Credit Auto Owner Trust (FORDO 2026-B) Prime Auto Loan ABS

Active Leads: Citi (Str.), Scotia Capital, SMBC
Passive Leads: Deutsche Bank, Mizuho
Passive Co-Managers: ING, US Bank
Active D&I co-managers: Ramirez, CastleOak

Anticipated Capital Structure

CL	SIZE (MM)	WAL*	F/S**	P.WIN*	E. MTY*	L. MTY	BENCH	Spread	Yield (%)	Coupon (%)	Price ($)
A-1	$360.000	0.30	AAA/AAA	1-7	01/15/2027	09/15/2027	I-Curve	+14	3.877	3.877	100.00000
A-2A	$428.000	1.08	AAA/AAA	7-20	02/15/2028	04/15/2029	I-Curve	+32	4.181	4.14	99.99483
A-2B	$100.000	1.08	AAA/AAA	7-20	02/15/2028	04/15/2029	SOFR30A	+32			100.00000
A-3	$528.000	2.36	AAA/AAA	20-40	10/15/2029	02/15/2031	I-Curve	+36	4.432	4.39	99.99650
A-4	$ 84.000	3.44	AAA/AAA	40-42	12/15/2029	07/15/2032	I-Curve	+41	4.521	4.47	99.97151
B	$ 47.400	3.48	AA/AA	42-42	12/15/2029	07/15/2032	I-Curve	+60	4.712	4.66	99.97964
C	$ 31.560	3.48	NR/NR	42-42	12/15/2029	12/15/2033	Not Offered

*Assumes a 1.30% ABS prepayment assumption priced to a 10% Clean Up Call

**Expected ratings (Fitch / S&P)

-Deal Summary-

Deal Size	: $1,547.40mm (Offered)
Exp. Settle	: Tuesday, June 23rd, 2026
Offering Format	: SEC Registered
First Pay Date	: July 15th, 2026
ERISA	: Yes
Exp. Ratings	: Fitch / S&P
Min Denoms	: $1k x $1k
BBG Ticker	: FORDO 2026-B
B&D	: Citi
Delivery	: DTC, Clearstream
-Available Information-

• Preliminary Prospectus, Rating FWP and CDI File (attached)
• Intex Deal Name	: XFAOT26B	Password	: Y2YV

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.